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1                                                                  EXHIBIT 10.29

   INTERNATIONAL SALES AND MARKETING CONTRACT AND COLLABORATION WITH THE CEO
    BETWEEN CELL ROBOTICS, INC .("CRI") AND OTON TISCH (AND/OR TKV)("OTON")

1) CRI will contract with TKV, Caracas, Venezuela the availability of MR. OTON TISCH ("OTON", Caracas, Venezuela to perform during 2 years the task of ACTING INTERNATIONAL SALE AND MARKETING MANAGER for the LASETTE and its accessories and if available, the EAR DRUM PERFORATOR, for the following areas and countries (the "TERRITORY"):

         - The Far East, exclusive the ex-Soviet Union, meaning the countries from east of PAKISTAN to INDONESIA,

         - The main countries involved will be CHINA (incl, HONG KONG and MACAO),

         - TAIWAN, JAPAN, KOREA, INDIA, SRI LANKA, BANGLA DESH, THAILAND, VIETNAM, LAOS, CAMBODIA, MALAYSIA, SINGAPORE, BRUNEI, PHILIPPINES AND INDONESIA.

         - Latin America, Central America, Mexico and Caribbean (If there is a large US AID program of support for Central America and/or the Caribbean then CRII will assume this territory)

         - Europe (inclusive the Baltic States, exclusive the rest of the ex-Soviet Union)

         - (If later it is determined that Israel is not served by the America/Middle East Medical Company, it will be defined as part of the OTON territory)

2)       Assisting OTON will be the necessary persons as agreed, but at least:

         - 1 Assistant International Sales Manager Mr. DAVE COSTELLO, for now on a part time basis, who will be involved in all OTON actions.

         - Ms. IRENE HO on a majority time basis. If the business in the countries not included in the present agreement takes off, an additional assistant would be necessary, to cover these regions To reduce the fixed cost, additional personnel (and eventually the existing) shall be compensated partially, if possible, with percentages on the sales.

3)       The compensation of OTON will be as follows:

         - 5% of the net value of the exports to the TERRITORY for the first $ 1,000,000 /y. sold, 3,5% for the second $ 1,000,000/y.
                  2,5% for the third $ 1,000,000 /y. and 2% for the balance.

         - The proceeds will be paid by quarterly installments prorate customers payment, unless the sales are in the non-cap modality, in which case the payment will be basing on the amounts and time frame of the correspondent disposables delivery

         - The fees shall be paid for all orders received within the contract validity, even if the payment is received after expiration.

         - As long as CRI prefers, but not more than for 8 months, the compensation can be paid as a increase of the amount due within the scope of the $ 500,000 convertible loan agreement OTON / CRI.

4) The travel cost will be reimbursed, the flight booked in (best price with reasonable schedule) Business Class for the long hauls and the Hotels up to the category Hilton or Intercontinental. No separate meal cost will be reimbursed, unless they include business relation invitations.

         The travel costs occurred before Dec. 2001 can by paid, at CRI's selection, the same way as indicated at the end of 3).

5)       The activities of OTON will be coordinated with the CEO and/or COO

6) The activities of OTON will follow tentatively with developed priorities and subject to adjustments, the following guidelines:

         - OTON will examine the existing international distributor agreements both signed and oral and change or continue these agreements.

         - OTON will identify and select additional distributors in countries where agreement do not exist.

         - OTON will examine and define the regulatory requirements for the countries and David will assist the distributor in submitting the required documents.

         - OTON will continue to work with China Arts to try to assure that the letter of intent to purchase additional Lasettes and the execution of OPTIONS happens and will also work on selling the older Professional Lasettes

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2

         - As established in the CAC agreement, OTON will discuss with them the eventual definitive extension of the provisional existing distribution for VIETNAM, LAOS, CAMBODIA and THAILAND, as well as the further extension of the agreement to MALAYSIA,INDONESIA, BRUNEI and possibly also SINGAPORE and PHILIPPINES. The principal criteria for this extensions will be the capability of the CAC associates in said countries to perform and their willingness to place additional firm stock orders.

         - Cell Robotics will address directly international sales of the Lasette in the Middle East, including Pakistan and Africa.

         - OTON will develop distributors in Canada, Europe, SOUTH America, Central America, Mexico and the Caribbean as well as Taiwan, Ceylon and India. If there are large US AID programs in any of these countries a change to assign the countries directly to Cell Robotics will be considered.

7) Pricing will be done to try to always maintain at least a gross margin of 30% after the discount to distributors and commissions to OTON.

         - Every attempt will be made to lower the cost of the production of the Lasette and accessories within budget constraints, especially making use of the component and mold procuring at low cost but high quality countries as TAIWAN and consumables in China

8) New redesigned versions of the Lasette will be developed within budget constraints and the need for R&D with other product lines. These redesign targets will be to reduce size and price and to add a glucose meter.

9) OTON will also support the international Workstation marketing and sales in coordination with DAVID COSTELLO. CRII will provide the following commitment:

         - Every effort is and will be made, with special attention to the short term, to close as many sales as possible.

         -        Every creditable lead will be followed up.

         - Whenever possible CRII will request up-front payment and/or Letter of Credit, and although it will not let this prevent a sale, such should be a duly supported exception .

         - CRII continues to work with distributors regarding early payment, but most are not willing to commit their capital in advance. They do not do that for other companies.

         -        Pricing policies will be periodically reviewed.

10) This Workstation activity will not be separately compensated, unless there is a direct involvement in concrete issues, such as is presently the case in China and Taiwan, in which case the compensation will be 3% of the sale value.

11) The activities of OTON for the Workstation will be coordinated with the CEO or COO


12) Additionally to the Export Managing activity, OTON will act as adviser of the CEO in marketing activities generally (and any other issue, if so agreed). No compensation is foreseen for such activity

13) The agreement is retroactively valid from AUGUST 1, 2001 UNTIL AUGUST 1 2003. If other business interest or other acts keep OTON from providing the time needed for this task the contract can be modified or discontinued.


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
We agree,                                                                       We agree

CELL ROBOTIC, INC.                   Seen without objection        C.A. DE OBRAS ELECTROMECANICAS TKV


/S/ RONALD K. LOHRDING, PH.D.          /S/ OTON TISCH                   /S/ DOUGLAS MAJETIC
PRESIDENT AND CEO                                                     EXECUTIVE VICE-PRESIDENT
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